Exhibit 99.2

MOTOROLA AND CARL ICAHN REACH AGREEMENT

Motorola Board to Nominate William Hambrecht and Keith Meister

SCHAUMBURG, IL and NEW YORK, NY, 7 April 2008 – Motorola, Inc. (NYSE: MOT) and Carl Icahn today announced that they have reached an agreement under which William R. Hambrecht, founder, chairman and chief executive officer of WR Hambrecht + Co. and co-founder of Hambrecht & Quist, and Keith Meister, a managing director of the Icahn Investment funds and principal executive officer of Icahn Enterprises, will be nominated for election to Motorola's Board of Directors at the 2008 Annual Meeting of Shareholders and included in the Company's 2008 proxy statement. In addition, Mr. Meister has been appointed to serve on the Board, effective immediately.

In connection with the nomination of Messrs. Hambrecht and Meister, the Icahn Group, which beneficially owns, in the aggregate 144,562,000 shares of Motorola common stock, representing approximately 6.4% of Motorola's outstanding shares, has agreed not to solicit proxies in connection with the 2008 Annual Meeting and to vote its shares in support of all of the Board's director nominees.

As part of the settlement agreement, all pending litigation between Motorola and Carl Icahn will be dismissed. In addition, Motorola has agreed to seek input from Mr. Icahn in connection with significant matters regarding the intended separation of the Mobile Devices business, including the search for a new CEO to head the Mobile Devices business. In addition Messrs. Hambrecht and Meister may communicate with Mr. Icahn, subject to certain confidentiality restrictions, regarding Board activities of Motorola, including with respect to the intended separation of the company into two independent businesses.

"We are pleased to have reached this agreement with Carl Icahn," said Greg Brown, president and chief executive officer. "We look forward to continuing the process we announced on March 26 to create two independent publicly-traded companies and we are pleased to avoid a costly and distracting proxy contest."

"This is a very positive step for Motorola in that shareholder representatives will have strong input into board decisions affecting the future of our company," said Carl Icahn. Mr. Icahn further noted, "In addition, the Motorola Board has also taken an important step forward for corporate governance in that the separated company which includes Mobile Devices will be essentially free from poison pills and staggered boards, both of which, in my opinion, serve to make democracy a travesty in corporate America."

William R. Hambrecht, 72, has been Founder, Chairman and Chief Executive Officer of WR Hambrecht + Co., a financial services firm, since December 1997. Mr. Hambrecht co-founded Hambrecht & Quist in 1968, from which he resigned in December 1997 to form WR Hambrecht + Co. Mr. Hambrecht currently serves on the Board of Trustees for The American University of Beirut and is on the Advisory Investment Committee to the Board of Regents of the University of California. He also serves on the Advisory Council to The J. David Gladstone Institutes. In October, 2006, Mr. Hambrecht was inducted to the American Academy of Arts and Sciences. Mr. Hambrecht graduated from Princeton University.

Keith Meister, 34, since August 2003, has served as Vice Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (NYSE: IEP), a diversified holding company engaged in a variety of businesses, including investment management, metals, real estate and home fashion. From August 2003 through March 2006, Mr. Meister also served as Chief Executive Officer of Icahn Enterprises G.P. Inc., and since March 2006, Mr. Meister has served as Principal Executive Officer of Icahn Enterprises G.P. Inc. Since November 2004, Mr. Meister has been a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages third party private investment funds. Since June 2002, Mr. Meister has served as senior investment analyst of High River Limited Partnership, an entity primarily engaged in the business of holding and investing in securities. Mr. Meister also serves on the boards of directors of the following companies: XO Holdings, Inc., WCI Communities, Inc., and Federal-Mogul Corporation. With respect to each company mentioned above, Mr. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Meister received an A.B. in government, cum laude, from Harvard College in 1995.

About Motorola

Motorola is known around the world for innovation in communications. The Company develops technologies, products and services that make mobile experiences possible. The Company’s portfolio includes communications infrastructure, enterprise mobility solutions, digital set-tops, cable modems, mobile devices and Bluetooth accessories. Motorola is committed to delivering next-generation communication solutions to people, businesses and governments. A Fortune 100 company with global presence and impact, Motorola had sales of US $36.6 billion in 2007. For more information about our company, our people and our innovations, please visit http://www.motorola .com.

Business Risks

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to statements about: the separation of the Company into two independent publicly-traded companies, the nature and impact of such a separation and other possible actions related to the Company’s businesses. Motorola cautions the reader that the risk factors below, as well as those on pages 18 through 27 in Item 1A of Motorola’s 2007 Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission (SEC), could cause Motorola’s actual results to differ materially from those estimated or predicted in the forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to: market conditions in general and those applicable to possible alternatives for the businesses, and tax and regulatory matters. Motorola undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the solicitation of proxies, Motorola has filed with the SEC a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the proposals to be presented at the 2008 Annual Meeting of Stockholders. THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT MOTOROLA AND THE 2008 ANNUAL MEETING OF STOCKHOLDERS. When filed, the definitive proxy statement will be available free of charge at the SEC's web site at www.sec.gov or from Motorola at www.motorola.com. The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

Motorola and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting of Stockholders. Information regarding Motorola directors and executive officers will be included in the proxy statement.

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Contacts:

For Motorola:	For Carl Icahn:

Media Contact:	Susan Gordon
Jennifer Erickson	+1-212-702-4309
Motorola, Inc.
+1-847-435-5320
jennifer.erickson@motorola.com

Investor Relations Contact:
Dean Lindroth
Motorola, Inc.
+1-847-576-6899
dean.lindroth@motorola.com